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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*

                          Watson Pharmaceuticals, Inc.
                                (Name of Issuer)

                         Common Stock, par value $0.0033
                         (Title of Class of Securities)

                                    942683103
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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CUSIP No.  942683103               SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Allen Chao
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    2,115,393
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   2,115,393
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,115,393
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [ X ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.7%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1 (A) Name of Issuer:         Watson Pharmaceuticals, Inc.

ITEM 1 (B) Address of Issuer's Principal Executive Offices:
                                   311 Bonnie Circle
                                   Corona, California  91720

ITEM 2 (A) Name of Person Filing:  Allen Chao

ITEM 2 (B) Address of Principal Business Office, or, if none, Residence:
                                   Watson Pharmaceuticals, Inc.
                                   311 Bonnie Circle
                                   Corona, California  91720

ITEM 2 (C) Citizenship:            U.S.A.

ITEM 2 (D) Title of Class of Securities:     Common Stock, par value $0.0033


ITEM 2 (E) CUSIP Number:           942683103


ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is

           a:    not applicable

ITEM 4     Ownership:

           The following information is provided as of December 31, 1996:
           (a) Amount Beneficially Owned: 2,115,393 shares. Comprises 478,793 shares subject to options which are exercisable, 793,213 shares held by Allen Chao Interests, Ltd., a partnership in which Mr. Chao is a controlling partner, 490,323 shares held by MAL Investment Company, a corporation of which Mr. Chao is a controlling shareholder and 353,064 shares held by Allen Chao and Lee Hwa Chao Family Trust. This statement shall not be construed as an admission that Mr. Chao is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of these securities.

           (b)   Percent of Class:    5.7%

           (c)   Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote: 2,115,393
                (ii)   shared power to vote or to direct the vote: 0
                (iii) sole power to dispose or to direct the disposition of: 2,115,393
                (iv) shared power to dispose or to direct the disposition of: 0

                                Page 3 of 4 pages

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ITEM 5     Ownership of Five Percent or Less of a Class:
                                                              Not Applicable


ITEM 6     Ownership of More than Five Percent on Behalf of Another Person:
                                                              Not Applicable

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                                                              Not Applicable


ITEM 8     Identification and Classification of Members of the Group:
                                                              Not Applicable

ITEM 9     Notice of Dissolution of Group:
                                                              Not Applicable


ITEM 10    Certification:                                     Not Applicable




SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February  5, 1997
                                       --------------------------------------
                                                        Date


                                       ALLEN CHAO
                                       --------------------------------------
                                                      Signature


                                       Allen Chao, Chairman and CEO
                                       --------------------------------------
                                                      Name/Title


ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
              FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)







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